Exhibit 99.1

Contact:
Charles & Colvard Ltd.
Jim Braun, Chief Financial Officer
(919) 468-0399 Ext. 224
jbraun@moissanite.com

Investor Relations
Jean Fontana
ICR, Inc.
(203) 682-8200
jean.fontana@icrinc.com

Charles & Colvard Reports Second Quarter Financial Results

MORRISVILLE, N.C., July 24, 2008 — Charles & Colvard, Ltd. (NASDAQ: CTHR), the global source of moissanite, a created jewel available for use in fine jewelry, today reported second quarter 2008 operating results.

Second Quarter Ended June 30, 2008 Results:

•	Net sales decreased 52% to $3.6 million as compared to $7.6 million in the second quarter of 2007.

•	Operating loss was $1.6 million compared to operating income of $889,000 for the same period in 2007.

•	Net loss was $1.1 million, or $0.06 per diluted share, compared to net income of $529,000, or $0.03 per diluted share, in the comparable period of 2007.

Dennis M. Reed, President and Chief Marketing Officer, added, “As we navigate this difficult economic environment, particularly with its deep impact on the jewelry industry, our priority for the near term is to improve our cash position, by turning our current inventory investment to cash and deepening our cost cutting initiatives. Our primary focus is to build a strong foundation from which to fund long-term growth that will be grounded in a more consumer-driven branding strategy supportive of our retail customers.”

Dr. Frederick A. Russ, interim Chairman of the Board, commented, “The Board of Directors will look to Dennis Reed, who continues as President and Chief Marketing Officer, to lead the Company in stabilizing, and then growing, its sales and cash position. We are already drawing on the expertise and knowledge of the Board of Directors, along with the Company’s management team, to guide the Company to a sound financial position. The Board is working closely with Dennis to broaden the audience of the Company’s marketing and to focus on improving sell-through at existing retail locations. With our recent additions to the Board of Directors, we have deeper, more applicable experience in marketing, finance, and operations to assist management in accomplishing these short-term changes and to set a new long-term strategic direction for the Company, both domestically and internationally.”

Second Quarter Details:

Although sales were up sequentially over the first quarter, comparisons to the second quarter of 2007 are unfavorable. The sales decline in the second quarter of 2008 was mainly attributable to actions by retailers to reduce their current inventory levels, due to the challenging macro environment. Another factor was the transition by several retailers to new moissanite jewelry suppliers that had been sourced by a former customer. That transition has concluded and we expect to see revenue contributions from those retailers return to a more normal pattern in the second half of the year.

Charles & Colvard’s domestic sales in the second quarter decreased 65% to $2.2 million compared to the second quarter of 2007. International sales for the second quarter increased 13% to $1.4 million, primarily due to increased sales to India. Total shipments of 21,100 carats for the current period were 55% less than the 46,800 carats shipped in the same period of 2007. Shipments of carats in the U.S. decreased 68% while international shipments of carats increased 25%.

Gross profit decreased 62% to $2.1 million compared to $5.5 million in the prior year period. Gross profit margins decreased to 57.4% in the second quarter of 2008 from 72.5% in the comparable quarter of 2007. The decline in gross profit margin is due to higher production costs of the inventory being relieved and the write-off of consigned jewels returned by a former customer, offset by the benefit of a 9% increase in our average selling price per carat.

Total operating expenses decreased 20% to $3.7 million in the second quarter of 2008 compared to $4.6 million in the second quarter of 2007. As the Company focuses on cost containment, advertising expenses declined $1.3 million and other expense, including salaries and travel, declined $380,000. Offsetting these reductions were severance costs of $186,000, increases in receivable bad debt reserves of $475,000, and an increase in professional fees of $103,000.

These factors led to an operating loss of $1.6 million compared to operating income of $889,000 for the same period in 2007.

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 4:45 p.m. EDT on July 24, 2008. Interested parties may participate in the call by dialing 913-905-1086. The conference call will also be broadcast live over the Internet. To listen to the live webcast of the event, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. A replay of the call will be available from July 24, 2008 through July 31, 2008. To access the telephone replay, participants should dial 719-457-0820. The access code for the replay is 4534702.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (NASDAQ: CTHR), based in the Research Triangle Park area of North Carolina, is the global sole source of lab-created moissanite, a unique, near-colorless jewel that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability and rarity. Charles & Colvard created Moissanite ™ is currently used in fine jewelry sold primarily through domestic and international retailers. For more information, please access www.moissanite.com or www.charlesandcolvard.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including, but not limited to any trends in the general economy that would adversely affect consumer spending, a further decline in our sales, dependence on Cree, Inc. as the current supplier of most of the raw material, ability to develop a material second source of supply, dependence on a limited number of customers, dependence on consumer acceptance of the Company’s products, risks of conducting operations in foreign countries and our dependence on third parties, in addition to the other risks and uncertainties described in more detail in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors relevant to our business.

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Sales	$3,639,677	$7,582,133	$7,043,560	$13,362,799
Cost of Goods Sold	1,550,504	2,084,015	2,707,591	3,433,635

Gross Profit	2,089,173	5,498,118	4,335,969	9,929,164

Operating Expenses:
Marketing & Sales	1,897,024	3,459,249	3,814,936	6,135,416
General & Administrative	1,782,423	1,136,953	3,206,801	2,288,910
Research & Development	9,087	13,234	23,179	28,872

Total operating expenses	3,688,534	4,609,436	7,044,916	8,453,198

Operating income (loss)	(1,599,361)	888,682	(2,708,947)	1,475,966
Interest income	26,164	153,188	74,723	324,816

Pretax income (loss)	(1,573,197)	1,041,870	(2,634,224)	1,800,782
Income tax expense (benefit)	(494,707)	512,892	(857,649)	932,520

Net income (loss)	$(1,078,490)	$528,978	$(1,776,575)	$868,262

Basic net income (loss) per share	$(0.06)	$0.03	$(0.10)	$0.05

Diluted net income (loss) per share	$(0.06)	$0.03	$(0.10)	$0.05

Weighted-average common shares:
Basic	18,186,565	18,061,603	18,146,545	18,024,275

Diluted	18,186,565	18,289,008	18,146,545	18,291,446

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2008	December 31, 2007
Current Assets
Cash and equivalents	$4,455,721	$7,048,409
Accounts receivable	7,088,156	9,381,719
Interest receivable	3,561	7,457
Income tax receivable	506,023	82,191
Note receivable	267,346	365,390
Inventory	10,578,199	14,426,000
Inventory on consignment	901,395	1,763,243
Prepaid expenses	471,023	759,627
Deferred income tax	1,243,130	980,674

Total current assets	25,514,554	34,814,710

Long Term Assets
Inventory	32,472,411	26,851,837
Furniture and equipment, net	538,966	597,349
Patent and license rights, net	458,352	358,330
Deferred income tax	586,781	528,525

Total Long Term Assets	34,056,510	28,336,041

Total Assets	$59,571,064	$63,150,751

Current Liabilities
Accounts payable:
Cree, Inc.	$303,878	$469,899
Other	836,138	2,880,137
Deferred interest income	100,611	—
Accrued payroll	192,768	256,344
Accrued co-op advertising	497,842	452,792
Accrued expenses and other liabilities	429,664	268,973

Total Current Liabilities	2,360,901	4,328,145

Long Term Liabilities
Accrued income taxes	873,826	911,606

Total Liabilities	3,234,727	5,239,751

Shareholders’ Equity	56,336,337	57,911,000

Total liabilities and shareholders’ equity	$59,571,064	$63,150,751